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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ x ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

SUTTER, JR.             WILLIAM                 P.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)
Mesirow Financial Holdings, Inc.
350 North Clark Street
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                                    (Street)

Chicago, IL 60610
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


New West Eyeworks, Inc. (NEWI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

October 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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


===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
====================================================================================================================================
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          10/23/98        U               642,759     D      $11.50    0              I         *
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/23/98        U               500         D      $11.50    0              I         **
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Common Stock                          10/23/98        U               300         D      $11.50    0              I         ***
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/23/98        U               5104        D      $11.50    0              I         ****
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock         $6.11   10/23/98  U             22,500   Immed            Common    22,500   $5.39     0        I       *****
Warrants (right to                                                             Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible ******  10/23/98  U              3,300   ******           Common   392,857  $1,369.05  0        I       *******
Preferred Stock                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible ******  10/23/98  U              1,500   ******           Common   178,572  $1,369.05  0        I       *******
Preferred Stock                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible ******  10/23/98  U                 99   ******           Common    11,786  $1,369.05  0        I          ****
Preferred Stock                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Options  $7.00  10/23/98  U             10,000   Immed            Common    10,000   $4.50     0        D*********
(right to buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses: * These securities are directly owned by Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital
Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI, all Illinois limited partnerships. By reason of his position as an officer of the corporate general partner of these partnerships, Mr. Sutter may be deemed to beneficially own all of the securities with shared voting and investment power over the securities. Mr. Sutter disclaims benefical owernship of all such securities.
**These securities are indirectly held by Mr. Sutter as custodian for his son. Mr Sutter disclaims beneficial ownership of all such securities.
***These securities are indirectly held by Mr. Sutter as custodian for his daughter. Mr Sutter disclaims beneficial ownership of all such securities. ****These securities are indirectly held by Mr. Sutter as a partner of Flag Partners.
***** These securities are directly owned by Mesirow Capital Partners V and Mesirow Capital Partners VI.
******These securities are convertible beginning 8/1/96 into shares of common stock based on their par value of $1,000 at a price equal to $8.40, subject to adjustment.
*******These securities are directly owned by Mesirow Capital Partners VI. ********These Securities are directly owned by Mesirow Capital Parners II, Mesirow Capital Partners III, Mesirow Capital Partners IV and Mesirow Capital Partners V.
*********Mr. Sutter held these securities as a director of New West Eyeworks, Inc. Mr. Sutter will assign the proceeds he received from these securities to the Mesirow Capital partnerships.


  /s/ Miriam B. Marcus                                          10/9/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
Miriam B. Marcus for William P. Sutter, Jr.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.